SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 13, 2001

BEST BUY CO., INC.
(Exact name of Registrant as specified in its Charter)

Minnesota
(State or other Jurisdiction of Incorporation)

1-9595	41-0907483
(Commission File Number)	(I.R.S. Employer Identification No.)

7075 Flying Cloud Drive Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 947-2000

ITEM 5.  OTHER EVENTS.

             On August 14, 2001, Best Buy Co., Inc. (“Best Buy”), a Minnesota corporation, announced that it entered into a Support Agreement (the “Support Agreement”), dated August 13, 2001, by and among Best Buy, 3058795 Nova Scotia Limited, a Nova Scotia, Canada corporation and a wholly-owned subsidiary of Best Buy (whose name has been changed to Future Shop Acquisition Inc.) (the “Purchaser”), and Future Shop Ltd., a British Columbia, Canada corporation (the “Company”).  Pursuant to the Support Agreement, the Purchaser will commence a cash takeover bid to acquire all of the issued and outstanding shares of common stock of the Company (the “Company Common Stock”) at a price of CDN$17.00 per share (the “Offer”).

             On August 23, 2001, Best Buy commenced the Offer and mailed to the shareholders of the Company a Takeover Bid Circular.  The Offer expires on October 4, 2001 (the “Expiry Time”).

             Closing of the Offer is subject to the satisfaction of certain closing conditions, including there being validly tendered at least 66 2/3% of the Company’s Common Stock and approval of the Canadian government under the Competition Act (Canada) and the Investment Canada Act.  Shareholders holding approximately 68.6% of the outstanding Company Common Stock have agreed to tender their shares in accordance with a Lock-Up Agreement.

             Following completion of the Offer, there will be an amalgamation, a plan or arrangement or other transaction to acquire all shares of the Company Common Stock not purchased in connection with the Offer (the “Subsequent Acquisition”).  In the Subsequent Acquisition, all shares of the Company Common Stock not tendered to the Purchaser in the Offer will be converted into the right to receive the cash amount payable in the Offer, without interest.  In the event that the Offer has been accepted by holders of less than 90% of the shares (excluding shares held by Best Buy, the Purchaser and their respective affiliates), the Purchaser will cause a special meeting of the shareholders of the Company to be called to consider the Subsequent Acquisition.

             The Company will pay Best Buy a fee of CDN $24.0 million if the Offer is terminated or unsuccessful under certain conditions described in the Support Agreement.  These conditions include, in summary form, but are not limited to: (1) the Board of Directors of the Company withdrawing, modifying or changing its approval or recommendation of the Offer in a manner adverse to Best Buy; (2) the Board of Directors of the Company recommending to its shareholders a third party’s business combination proposal; or (3) the Company failing to reaffirm its recommendation of the Support Agreement within ten (10) days of Best Buy’s request to the Company’s Board of Directors to do so following a public announcement of a third party’s acquisition proposal for the Company and thereafter entering into an acquisition agreement with the third party.

             This description constitutes only a summary of the Support Agreement and the transactions contemplated thereby.  The Takeover Bid Circular provides more complete information about the Offer and instructions on tendering shares of the Company Common Stock.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

c)          Exhibits

             The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit

99.1	Press Release issued by the Registrant on August 14, 2001. Any Internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.

99.2	Press Release issued by the Registrant on August 23, 2001. Any Internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these Internet addresses is included herein.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Best Buy Co., Inc.
(Registrant)

By:	/s/ Marc I. Gordon

	Name:	Marc I. Gordon
	Title:	Vice President – Controller

Date: August 24, 2001

BEST BUY CO., INC.

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Exhibit No.	Description of Exhibit

99.1	Press Release issued by the Registrant on August 14, 2001.

99.2	Press Release issued by the Registrant on August 23, 2001.